BROOKFIELD ASSET MANAGEMENT INC.
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BROOKFIELD INFRASTRUCTURE GROUP INC.
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BROOKFIELD INFRASTRUCTURE GROUP CORPORATION
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BROOKFIELD ASSET MANAGEMENT BARBADOS INC.
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BROOKFIELD INFRASTRUCTURE PARTNERS L.P.
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BROOKFIELD INFRASTRUCTURE L.P.
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BROOKFIELD INFRASTRUCTURE HOLDINGS (CANADA) INC.
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BROOKFIELD INFRASTRUCTURE CORPORATION
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PINEWORLD LIMITED
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BIP BERMUDA HOLDINGS I LIMITED

RELATIONSHIP AGREEMENT

December 4, 2007

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		4
1.1	Definitions	4
1.2	Headings and Table of Contents	7
1.3	Gender and Number	7
1.4	Invalidity of Provisions	7
1.5	Entire Agreement	7
1.6	Waiver, Amendment	7
1.7	Governing Law	8

ARTICLE 2 INFRASTRUCTURE ACQUISITIONS		8
2.1	Primary Vehicle	8
2.2	Excluded Assets	8
2.3	Co-investments with BAM; Joint Ventures, Consortium Arrangements	8
2.4	No Exclusivity and Limitations on Acquisition Opportunities	9

ARTICLE 3 VOTING		11
3.1	Voting at the Direction of the Holding Entities	11
3.2	Slate of Nominees and General Guidelines	11
3.3	Operating Entities in Brazil	11
3.4	Directing Entities	12

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		12
4.1	Representations and Warranties of BAM and the Managers	12
4.2	Representations and Warranties of the Holding Entities	12
4.3	Representations and Warranties of the BIP Partnership	13
4.4	Representations and Warranties of the Brookfield Partnership	14

ARTICLE 5 TERMINATION		15
5.1	Term	15
5.2	Termination	15

ARTICLE 6 LIMITATION OF LIABILITY		15
6.1	No Liability	15
6.2	Maximum Liability	15
6.3	Survival	15

ARTICLE 7 GENERAL PROVISIONS		16
7.1	Limited Liability of Limited Partners of the BIP Partnership and Brookfield Partnership	16
7.2	Assignment	16
7.3	Enurement	16

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7.4	Notices	16
7.5	Further Assurances	19
7.6	Counterparts	19
7.7	Other Holding Entities	19

RELATIONSHIP AGREEMENT
THIS AGREEMENT made as of the 4th day of December, 2007.
B E T W E E N:
BROOKFIELD ASSET MANAGEMENT INC.
(“BAM”), a corporation existing under the laws of the Province of Ontario
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BROOKFIELD INFRASTRUCTURE GROUP INC. (the “Canadian Manager”), a corporation existing under the laws of Ontario
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BROOKFIELD INFRASTRUCTURE GROUP CORPORATION (the “US Manager”), a corporation existing under the laws of the State of Delaware
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BROOKFIELD ASSET MANAGEMENT BARBADOS INC. (the “International Manager” and together with the Canadian Manager and US Manager, the “Managers”), a corporation existing under the laws of Barbados
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BROOKFIELD INFRASTRUCTURE PARTNERS L.P. (the “BIP Partnership”), a limited partnership existing under the laws of Bermuda
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BROOKFIELD INFRASTRUCTURE L.P. (the “Brookfield Partnership”), a limited partnership existing under the laws of Bermuda
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BROOKFIELD INFRASTRUCTURE HOLDINGS (CANADA) INC. (“CanHoldco”), a corporation existing under the laws of the Province of Ontario
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BROOKFIELD INFRASTRACTURE CORPORATION (“US Holdco”), a corporation existing under the laws of the State of Delaware
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PINEWORLD LIMITED (“Cyprus Holdco”), a corporation existing under the laws of Cyprus
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BIP BERMUDA HOLDINGS I LIMITED
(“Bermuda Holdco”), a corporation existing under the laws of Bermuda
RECITALS:
     A. Members of the BIP Group (as defined below) directly or indirectly hold interests in electricity transmission and timber operations and will directly or indirectly acquire, from time to time, interests in other infrastructure operations (all such operations, from time to time, being called the “Infrastructure Operations”);
     B. members of the BIP Group and members of the BAM Group (as defined below) have entered into a number of agreements and arrangements in order to enable the BIP Group to be established and to directly or indirectly hold interests in, or operate the Infrastructure Operations; and
     C. the BIP Partnership, the Brookfield Partnership, the Managers and BAM wish to enter into this Agreement to govern certain aspects of the relationship among them and other members of the BIP Group.
          NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Definitions
          In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:
1.1.1 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person;
1.1.2 “Agreement” means this Relationship Agreement as the same may be amended from time to time, and “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Agreement and include every instrument supplemental or ancillary to this

Agreement and, except where the context otherwise requires, not to any particular article or section thereof;
1.1.3 “BAM” has the meaning assigned thereto in the preamble;
1.1.4 “BAM Group” means BAM, the Managers and any Affiliates of the foregoing, other than any member of the BIP Group;
1.1.5 “Bermuda Holdco” has the meaning assigned thereto in the preamble;
1.1.6 “BIP Group” means the BIP Partnership, the Brookfield Partnership, the Holding Entities, the Operating Entities and any other direct or indirect Subsidiary of a Holding Entity;
1.1.7 “BIP Partnership” has the meaning assigned thereto in the preamble;
1.1.8 “Brookfield Partnership” has the meaning assigned thereto in the preamble;
1.1.9 “Business Day” means any day, other than a Saturday, a Sunday or any legal holiday recognized as such by the government of any of Bermuda, Barbados or the Province of Ontario;
1.1.10 “Canadian Manager’ has the meaning assigned thereto in the preamble;
1.1.11 “CanHoldco” has the meaning assigned thereto in the preamble;
1.1.12 “Control” means the control of one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the general partner of B) or by virtue of beneficial ownership of a majority of the voting interests in B; and for certainty and without limitation, if A owns shares to which more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose;
1.1.13 “Cyprus Holdco” has the meaning assigned thereto in the preamble;
1.1.14 “Effective Date” means the date of the Spin-Off;
1.1.15 “Governing Body” means (i) with respect to a corporation or limited company, the board of directors of such corporation or limited company, (ii) with respect to a limited liability company, the manager(s) or managing partner(s) of such limited liability company, (iii) with respect to a partnership, the board, committee or other body of the general partner of such partnership that serves a similar function (or if any such general partner is itself a partnership, the board, committee or other body of such general partner’s general partner that serves a similar function) and (iv) with respect to any other Person, the body of such Person that serves a similar function;

1.1.16 “Holding Entities” means CanHoldco, US Holdco, Cyprus Holdco, Bermuda Holdco and any direct wholly-owned Subsidiary of the Brookfield Partnership created or acquired after the date of this Agreement;
1.1.17 “Infrastructure Operations” has the meaning assigned thereto in the preamble;
1.1.18 “International Manager” has the meaning assigned thereto in the preamble;
1.1.19 “Liabilities” means any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a regulatory authority or otherwise or in connection with the business, investments and activities in respect of or arising from this Agreement;
1.1.20 “Master Services Agreement” means the agreement dated as of the date hereof among BAM, the BIP Partnership, the Brookfield Partnership, the Service Recipients and the Managers;
1.1.21 “Managers” has the meaning assigned thereto in the preamble;
1.1.22 “Operating Entities” has the meaning assigned thereto in the Master Services Agreement;
1.1.23 “Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;
1.1.24 “Service Recipient” has the meaning assigned thereto in the Master Services Agreement;
1.1.25 “Spin-Off” means the distribution by BAM of its interests in BIP to the shareholders of BAM;
1.1.26 “Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person;
1.1.27 “TBE Companies” means Empresa Amazonense de Transmissao de Energia S.A., Empresa Norte de Transmissao de Energia S.A., Empresa Regional de Transmissao de Energia S.A., Empresa Paraense de Transmissao de Energia S.A. and Empresa Catarinense de Transmissao de Energia S.A.;
1.1.28 “Term” has the meaning assigned thereto in Section 5.1;

1.1.29 “US Holdco” has the meaning assigned thereto in the preamble; and
1.1.30 “US Manager” has the meaning assigned thereto in the preamble.
1.2 Headings and Table of Contents
          The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.
1.3 Gender and Number
          In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders or the neuter, and words importing the neuter include all genders.
1.4 Invalidity of Provisions
          Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.
1.5 Entire Agreement
          This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.
1.6 Waiver, Amendment
     Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.
1.7 Governing Law
          This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
ARTICLE 2
INFRASTRUCTURE ACQUISITIONS
2.1 Primary Vehicle
          Subject to the other terms in this Article 2, each of BAM and the Managers acknowledges and agrees that, during the Term, the BIP Group will serve as the primary vehicle through which infrastructure related acquisitions will be made by BAM and its Affiliates on a global basis.
2.2 Excluded Assets
          Each of the BIP Partnership, the Brookfield Partnership and the Holding Entities acknowledges and agrees that Section 2.1 will not apply to any acquisitions, and the BAM Group will not be obligated to provide the BIP Group with opportunities:
2.2.1 real estate or renewable power assets in any geographic area; or
2.2.2 timberland assets in (i) the Provinces of Ontario, Quebec, New Brunswick, Nova Scotia, Newfoundland or Prince Edward Island in Canada, or (ii) the States of Connecticut, Maine, New Jersey, New Hampshire, Vermont, New York, Pennsylvania, Rhode Island or Massachusetts in the United States.
2.3 Co-investments with BAM; Joint Ventures, Consortium Arrangements
2.3.1 Subject to Section 2.3.2, the parties acknowledge and agree that an integral part of the BIP Group’s strategy is to participate with institutional investors in BAM sponsored or co-sponsored consortiums for single asset acquisitions and as a partner in or alongside BAM sponsored or co-sponsored partnerships that target acquisitions that suit the profile of the BIP Group and that nothing herein is intended to limit the BAM Group from taking any actions or entering into any arrangements in connection therewith.
2.3.2 Subject to Sections 2.2 and 2.4, each of BAM and the Managers agrees that it will not and it will cause other members of the BAM Group not to sponsor any arrangement of the type contemplated by Section 2.3.1 in the infrastructure sector that is suitable for the BIP Group without also providing an appropriate member of the BIP Group with an opportunity to participate in such arrangement. The parties acknowledge and agree that this commitment by the BAM Group and the BIP Group’s ability to take advantage of the opportunities set out in the foregoing sentence will be subject to a number of inherent limitations including those set out in Section 2.4.

2.4 No Exclusivity and Limitations on Acquisition Opportunities
2.4.1 Each of the BIP Partnership, the Brookfield Partnership and the Holding Entities acknowledges and agrees that:
2.4.1.1 the BIP Group will not serve as the exclusive vehicle through which infrastructure related acquisitions will be made by the BAM Group on a global basis, no member of the BAM Group has any obligation to source acquisition opportunities for any member of the BIP Group, nor has any member of the BAM Group agreed to commit to any member of the BIP Group any minimum level of dedicated resources for the pursuit of infrastructure related acquisitions;
2.4.1.2 subject to providing the BIP Group with the opportunity to participate on the basis described in Section 2.3 above, (i) all members of the BAM Group are able to pursue other business activities and provide services to third parties that compete directly or indirectly with the BIP Group; (ii) members of the BAM Group have established or advise, and may continue to establish or advise, other entities that rely on the diligence, skill and business contacts of the BAM Group’s professionals and the information and acquisition opportunities they generate during the normal course of their activities; (iii) some of these other entities may have objectives that overlap with the BIP Group’s objectives or may acquire infrastructure assets or businesses that could be considered appropriate acquisitions for the BIP Group; and (iv) members of the BAM Group may have greater financial incentives to assist those other entities over the BIP Group;
2.4.1.3 the BIP Group may not have access to all infrastructure acquisitions identified by the BAM Group;
2.4.1.4 the BIP Group’s ability to grow will depend on the BAM Group’s ability to identify and present the BIP Group with acquisition opportunities;
2.4.1.5 there are a number of factors which could materially and adversely impact the extent to which suitable acquisition opportunities are made available to the BIP Group by the BAM Group, including:
2.4.1.5.1 there is no accepted industry standard for what constitutes infrastructure;
2.4.1.5.2 members of the BAM Group may consider certain assets or operations that have both real-estate related characteristics and infrastructure related characteristics to be real estate and not infrastructure;
2.4.1.5.3 it is an integral part of the BAM Group’s (and the BIP Group’s) strategy to pursue infrastructure acquisitions through consortium arrangements with institutional investors, strategic partners or financial sponsors and to form partnerships to pursue such acquisitions on a specialized or global basis, and, notwithstanding Sections 2.1 and 2.3, there is no minimum level of participation to which the BIP Group is entitled;
2.4.1.5.4 the same professionals within the BAM Group’s organization that are involved in acquisitions that are suitable for the BIP Group are responsible for the consortiums and partnerships referred to in the immediately foregoing paragraph, as well as having other responsibilities within the BAM Group’s broader asset management business, and the limits on the availability of such individuals will likewise result in a limitation on the availability of acquisition opportunities for the BIP Group;
2.4.1.5.5 the BAM Group will only recommend acquisition opportunities that it believes, in its sole discretion, are suitable for the BIP Group.
2.4.1.5.6 the focus of the BIP Group is on opportunities where an operations-oriented approach can be deployed to create value, and, accordingly, opportunities that do not involve an active role in influencing the underlying operating company or managing the underlying operations may not be suitable for the BIP Group, even though they may be attractive from a purely financial perspective, and legal, regulatory, tax and other commercial considerations will likewise be an important consideration in determining whether an opportunity is suitable and will limit the BIP Group’s ability to participate in these more passive investments and may limit the BIP Group’s ability to have more than 50% of its assets concentrated in a single jurisdiction;
2.4.1.5.7 in addition to structural limitations, the question of whether a particular acquisition is suitable is highly subjective and is dependent on a number of factors including the BIP Group’s liquidity position at the time, the risk profile of the opportunity, its fit with the balance of the BIP Group’s then current operations and other factors; and
2.4.1.6 if either Manager determines or any other member of the BAM Group determines that an opportunity is not suitable for the BIP Group, any member of the BAM Group may still pursue such opportunity on its own behalf, or on behalf of a BAM sponsored partnership or consortium and in making these determinations, the Managers or other members of the BAM Group may be influenced by factors that result in a mis-alignment or conflict of interest.
2.4.2 For purposes of this Section 2.4, references to the BAM Group will include any director, officer, member, partner, shareholder or employee of any member of the BAM Group.

ARTICLE 3
VOTING
3.1	Voting at the Direction of the Holding Entities
          BAM agrees that it will and it will cause any other member of the BAM Group to vote or otherwise exercise rights with respect to any Operating Entity (other than any of the TBE Companies and subject to Section 3.3) that are held by entities over which it or any other member of the BAM Group has Control are voted or exercised as follows:
3.1.1 in favour of the election of a director (or its equivalent) approved by the direct or indirect Subsidiary of the Holding Entity through which the BIP Group’s interest in such Operating Entity is held (the “Directing Entity”); and
3.1.2 in accordance with the direction of such Directing Entity with respect to the approval or rejection of the following matters relating to the applicable Operating Entity:
3.1.2.1 any sale of all or substantially all of its assets;
3.1.2.2 any merger, amalgamation, consolidation, business combination or other material corporate transaction, except in connection with any internal reorganization that does not result in a change of control;
3.1.2.3 any plan or proposal for a complete or partial liquidation or dissolution, or any reorganization or any case, proceeding or action seeking relief under any existing laws or future laws relating to bankruptcy or insolvency;
3.1.2.4 any issuance of shares, units or other securities, including debt securities; or
3.1.2.5 any commitment or agreement to do any of the foregoing.
3.2	Slate of Nominees and General Guidelines
          For purposes of Section 3.1, the applicable Directing Entity may maintain, from time to time, an approved slate of nominees or provide written direction to BAM with respect to the approval or rejection of any matter in the form of general guidelines, policies or procedures in which case no further approval or direction will be required. Any such general guidelines, policies or procedures may be modified by the relevant Directing Entity in its discretion.
3.3	Operating Entities in Brazil
          Each of the BIP Partnership, the Brookfield Partnership and the Holding Entities acknowledges that, by virtue of BAM’s unique circumstances in Brazil, BAM may require that it be directly responsible for the conduct and governance of Operating Entities in Brazil in which any member of the BIP Group has an interest and that, accordingly, in addition to the TBE Companies, BAM reserves the right to designate other Operating Entities in Brazil as being exempted from the requirements of Section 3.1.

3.4	Directing Entities
          Each of the parties to this Agreement acknowledges and agrees that the Directing Entities will execute (and, if applicable, any party to this Agreement shall cause a Directing Entity to execute), upon request, a counterpart of this Agreement agreeing to be bound by the terms of this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
4.1	Representations and Warranties of BAM and the Managers
          Each of BAM and each of the Managers hereby represents and warrants to each of the BIP Partnership, the Brookfield Partnership and the Holding Entities that:
4.1.1 it is validly organized and existing under the relevant laws governing its formation and existence;
4.1.2 it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;
4.1.3 it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;
4.1.4 the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its articles, by-laws, constituent documents or other organizational documents;
4.1.5 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and
4.1.6 this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.
4.2	Representations and Warranties of the Holding Entities
          Each of the Holding Entities hereby represents and warrants to each of BAM and each of the Managers that:
4.2.1 it is validly organized and existing under the relevant laws governing its formation and existence;

4.2.2 it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;
4.2.3 it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;
4.2.4 the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its articles, by-laws, constituent documents or other organizational documents;
4.2.5 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and
4.2.6 this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to:  (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.
4.3	Representations and Warranties of the BIP Partnership
          The Managing General Partner, in its capacity as the general partner of the BIP Partnership hereby represents and warrants to BAM that:
4.3.1 each of the BIP Partnership and the Managing General Partner is validly organized and existing under the relevant laws governing its formation and existence;
4.3.2 the Managing General Partner has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder on behalf of the BIP Partnership;
4.3.3 the Managing General Partner has taken all necessary action to authorize the execution, delivery and performance of this Agreement on behalf of the BIP Partnership;
4.3.4 the execution and delivery of this Agreement by the Managing General Partner on behalf of the BIP Partnership and the performance by the BIP Partnership of its obligations hereunder do not and will not contravene, breach or result in any default under the organizational documents of the Managing General Partner or BIP Partnership, as applicable;
4.3.5 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by the Managing General Partner on behalf of the BIP Partnership of this Agreement; and

4.3.6 this Agreement constitutes a valid and legally binding obligation of the BIP Partnership enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.
4.4	Representations and Warranties of the Brookfield Partnership
          The Infrastructure General Partner, in its capacity as the general partner of Infrastructure GP LP, the general partner of the Infrastructure Partnership hereby represents and warrants to BAM that:
4.4.1 each of the Infrastructure General Partner and the Infrastructure Partnership is validly organized and existing under the relevant laws governing its formation and existence;
4.4.2 the Infrastructure General Partner has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder on behalf of the Infrastructure Partnership;
4.4.3 the Infrastructure General Partner has taken all necessary action to authorize the execution, delivery and performance of this Agreement on behalf of the Infrastructure Partnership;
4.4.4 the execution and delivery of this Agreement by the Infrastructure General Partner on behalf of the Infrastructure Partnership and the performance by the Infrastructure Partnership of its obligations hereunder do not and will not contravene, breach or result in any default under the organizational documents of the Infrastructure General Partner, Infrastructure GP LP or the Infrastructure Partnership, as applicable;
4.4.5 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by the Infrastructure General Partner on behalf of the Infrastructure Partnership of this Agreement; and
4.4.6 this Agreement constitutes a valid and legally binding obligation of the Infrastructure Partnership enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE 5
TERMINATION
5.1	Term
          The term of this agreement (“Term”) will begin on the Effective Date and will continue in full force and effect until terminated in accordance with Section 5.2.
5.2 Termination
          The rights and obligations of the parties to this Agreement will terminate and no longer be of any effect concurrently with the termination of the Master Services Agreement in accordance with the terms of the Master Services Agreement.
ARTICLE 6
LIMITATION OF LIABILITY
6.1	No Liability
          Each of the BIP Partnership, the Brookfield Partnership and the Holding Entities hereby agrees that no member of the BAM Group, nor any director, officer, agent, member, partner, shareholder or employee of any member of the BAM Group, will be liable to any member of the BIP Group or any Governing Body, member of any Governing Body, officer, security holder or partner of any member of the BIP Group for any Liabilities that may occur as a result of any acts or omissions by any member of the BAM Group pursuant to or in accordance with this Agreement, except to the extent that such Liabilities are finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from a BAM Group member’s bad faith, fraud, wilful misconduct, gross negligence, or in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.
6.2	Maximum Liability
          The parties acknowledge and agree that the maximum amount of the aggregate liability of any member of the BAM Group and any Affiliate, director, officer, employee, contractor, agent, advisor or other representative of any member of the BAM Group pursuant to this Agreement will be equal to the amounts previously paid in the two most recent calendar years by the Service Recipients pursuant to the Master Services Agreement.
6.3	Survival
          The provisions of this Article 6 will survive the termination of this Agreement.

ARTICLE 7
GENERAL PROVISIONS
7.1 Limited Liability of Limited Partners of the BIP Partnership and Brookfield Partnership
          The parties acknowledge that each of the BIP Partnership and Brookfield Partnership is a limited partnership formed under the laws of Bermuda, a limited partner of which is liable for any liabilities or losses of the relevant partnership only to the extent of the amount that such limited partner has contributed, or agreed to contribute, to the capital of the relevant partnership and such limited partner’s pro rata share of any undistributed income. The parties further acknowledge that Infrastructure General Partner is the sole general partner of the Infrastructure GP LP; Infrastructure GP LP is the sole general partner of the Brookfield Partnership; and Managing General Partner is the sole general partner of the BIP Partnership.
7.2	Assignment
7.2.1 None of the rights or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other party.
7.2.2 Any purported assignment of this Agreement in violation of this Article 7 shall be null and void.
7.3	Enurement
          This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
7.4	Notices
          Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the 4th Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, will be deemed to have been received on the Business Day following the sending, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications will be delivered by hand or sent by facsimile or other means of electronic communication and will be deemed to have been received in accordance with this section. Notices and other communications will be addressed as follows:

7.4.1	if to the BIP Partnership:

Brookfield Infrastructure Partners L.P. Canon’s Court 22 Victoria Street, Hamilton HM 12, Bermuda

Attention: Secretary Telecopier number: 441-298-3304

7.4.2	if to the Brookfield Partnership:

Brookfield Infrastructure L.P. Canon’s Court 22 Victoria Street, Hamilton HM 12, Bermuda

Attention: Secretary Telecopier number: 441-298-3304

7.4.3	if to CanHoldco:

Brookfield Infrastructure Holdings (Canada) Inc. Suite 300, Brookfield Place 181 Bay Street, Box 762, Toronto, Ontario M5J 2T3

Attention: Secretary Telecopier number: 416-365-9642

7.4.4	If to US Holdco:

Brookfield Infrastructure Corporation Three World Financial Centre 200 Vesey Street, 11th Floor New York, NY 10281-1021

Attention: President Telecopier number: 212-417-7196

7.4.5	If to Cyprus Holdco:

Pineworld Limited Julia House

3 Themistocles Dervis Street Nicoasia, P.C. 1066, Cyprus

Attention: Secretary Telecopier number: 357-22555001

7.4.6	If to Bermuda Holdco:

BIP Bermuda Holdings I Limited Canon’s Court 22 Victoria Street, Hamilton HM 12, Bermuda

Attention: Secretary Telecopier number: 441-298-3304

7.4.7	if to BAM:

Brookfield Asset Management Inc. Suite 300, Brookfield Place 181 Bay Street, Box 762, Toronto, Ontario M5J 2T3

Attention: General Counsel Telecopier number: 416-365-9642

7.4.8	if to the Canadian Manager:

Brookfield Infrastructure Group Inc. Suite 300, Brookfield Place 181 Bay Street, Box 762, Toronto, Ontario M5J 2T3

Attention: Chief Executive Officer Telecopier number: 416-365-9642

7.4.9	if to the US Manager:

Brookfield Infrastructure Group Corporation Three World Financial Centre 200 Vesey Street, 11th Floor New York, NY 10281-1021

Attention: President Telecopier number: 212-417-7196

7.4.10	if to the International Manager:

Brookfield Asset Management Barbados Inc. Cedar Court, 2nd Floor Wildey Business Park St. Michael, Barbados

Attention: Secretary Telecopier number: 246-436-6960
7.5	Further Assurances
          Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.
7.6	Counterparts
This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.
7.7	Other Holding Entities
          The parties acknowledge that any Holding Entity that is not a party to this Agreement will execute a counterpart of this Agreement agreeing to be bound by the terms of this Agreement.
[NEXT PAGE IS SIGNATURE PAGE]

          IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

BROOKFIELD ASSET MANAGEMENT INC.

By:

Name: Alan Dean
Title: Senior Vice President and Secretary

BROOKFIELD INFRASTRUCTURE GROUP INC.

By:

Name: Jack Sidhu
Title: Vice President

BROOKFIELD INFRASTRUCTURE GROUP CORPORATION

By:

Name: Christopher Parker
Title: Treasurer

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.,

By:	BROOKFIELD INFRASTRUCTURE
PARTNERS LIMITED, its general partner

By:

Name: Derek Pannell
Title: Director

BROOKFIELD INFRASTRUCTURE L.P.

By:	BROOKFIELD INFRASTRUCTURE
GP L.P., its general partner

By:	BROOKFIELD INFRASTRUCTURE
GENERAL PARTNER LIMITED, its
general partner

By:

Name: Danesh Varma
Title: Director

BROOKFIELD INFRASTRUCTURE HOLDINGS (CANADA) INC.

By:

Name: Jack Sidhu
Title: Vice President

BROOKFIELD INFRASTRUCTURE CORPORATION

By:

Name: Christopher Parker Title: Treasurer

PINEWORLD LIMITED

By:

Name: Soterakis Koupepides Title: Director

BIP BERMUDA HOLDINGS I LIMITED

By:

Name: Jonathan Vanderkar
Title: Director

BROOKFIELD ASSET MANAGEMENT BARBADOS INC.

By:

Name: George Gleadall
Title: Director